Exhibit 10.2

MASTER LEASE AGREEMENT

(Excluded Manufacturing Assets)

between

GENERAL MOTORS CORPORATION,

a Delaware corporation

(“Landlord”)

and

GENERAL MOTORS COMPANY,

a Delaware corporation

(“Tenant”)

Dated: July 10, 2009

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16.	HOLDOVER		9

17.	EVENTS OF DEFAULT; REMEDIES		10

	17.1	Events of Default	10
	17.2	Remedies	11
	17.3	Landlord Defaults	11
	17.4	Limitation on Liability	11

18.	ENVIRONMENTAL		12

	18.1	Definitions	12
	18.2	Agreements regarding Environmental Matters	12

19.	NOTICE		14

20.	ENTRY UPON PREMISES		14

21.	GENERAL PROVISIONS		14

	21.1	Brokerage	14
	21.2	Amendments	14
	21.3	Severability	15
	21.4	Attorney’s Fees	15
	21.5	Time of Essence	15
	21.6	Waiver	15
	21.7	Successors and Assigns	15
	21.8	Governing Law	15
	21.9	Estoppel Agreements	15
	21.10	Subordination, Non-Disturbance Agreement	15
	21.11	Intentionally Omitted	15
	21.12	Force Majeure	16
	21.13	Consent	16
	21.14	Time Period for Payment	16
	21.15	Execution of Lease	16
	21.16	Counterparts	16
	21.17	Confidentiality	16
	21.18	Jurisdiction for Dispute Resolution	17
	21.19	Gender	17

22.	WAIVER OF LANDLORD LIEN		18

23.	CONTRACTION RIGHT		18

24.	TENANT’S LIABILITY		18

25.	PURCHASE OPTION		19

Exhibit A - Premises

Exhibit B - Target End Dates

Exhibit C - Rent

LEASE SCHEDULE

This Lease Schedule is made a part of that certain Master Lease Agreement (Excluded Manufacturing Assets) attached hereto, including all Exhibits (the “Lease”), between Landlord and Tenant (as such terms are defined below).

1.	Landlord:	General Motors Corporation, Delaware corporation.

2.	Tenant:	General Motors Company, a Delaware corporation.

3.	Date of Lease:	July 10, 2009.

4.	Premises:	The term “Premises” shall mean (a) the land owned by Landlord (the “Land”) at the common addresses set forth on Exhibit A attached hereto and made a part hereof, (b) the building or buildings located on the Land (the “Buildings”), (c) any other improvements located on the Land (collectively with the Buildings, the “Improvements”), and (d) and all appurtenances belonging to or in any way pertaining to said Land and Improvements, subject to Section 23 hereof.

5.	Facility:	Each separate property listed on Exhibit A, including the Land, Buildings, Improvements and appurtenances related thereto.

6.	Longer Term Facility:	Collectively, the Mansfield Facility and the Grand Rapids Facility (as defined on Exhibit A).

7.	Commencement Date:	July 10, 2009.

8.	Production Period:	With respect to each Facility, the date commencing on the Commencement Date and expiring on the date set forth in a written notice delivered by Tenant to Landlord with respect to one or more Facilities (each, a “Production End Notice”) that a production run has ended at such Facility. Tenant shall deliver a Production End Notice within ten (10) business days after production has ceased at the applicable Facility or Facilities.

9.	Idling Period:	With respect to each Facility, the period commencing on the date set forth in the Production End Notice and expiring on the Termination Date.

10.	Target End Dates:	See Exhibit B.

11.	Termination Dates:	See Section 3.

12.	Term:	The term commencing on the Commencement Date and expiring on the Termination Date with respect to each Facility.

13.	Contraction Right:	See Section 23.

14.	Rent:	See Section 4 and Exhibit C.

15.	Use:	See Section 5.

16.	Landlord’s Address:

General Motors Corporation (hereafter to be known as Motors Liquidation Company)

GM Global Headquarters

Mail Code 482-C37-A99

300 Renaissance Dr.

Detroit, MI 48265

Fax: (248) 204-0674

Attn: Christian B. Cook

With a copy to:

Weil, Gotshal & Manges LLP

1395 Brickell Avenue

Suite 1200

Miami, Florida 33131

Fax: (305) 374 7159

Attn: Beatriz Azcuy-Diaz

17.	Tenant’s Address:

General Motors Company

c/o Worldwide Real Estate

200 Renaissance Center

Mail Code #482-B38-C96

Detroit, Michigan 48265

Fax: (313) 665-6619

Attn: Executive Director of Worldwide Real Estate

With a copy to:

General Counsel

General Motors Company

P.O. Box 300

Mail Code #482-C25-D81

Detroit, Michigan 48265

Fax: (313) 665-4960

Attn: Gordon M. Ing

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18.	Exhibits to Lease:	Exhibit A – Premises Exhibit B – Target End Dates Exhibit C – Rent

MASTER LEASE AGREEMENT

(Excluded Manufacturing Assets)

THIS LEASE is made and entered into as the date set forth on the Lease Schedule to which this Lease is attached (the “Lease Schedule”) by and between Landlord and Tenant.

WHEREAS, Landlord owns the Land and the Improvements and the appurtenances thereto, which together comprise the Premises; and

WHEREAS, Tenant desires to lease the Premises on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration for the mutual covenants herein contained, and other valuable consideration, the parties agree as follows:

1. LEASE SCHEDULE AND EXHIBITS. The Lease Schedule and all Exhibits attached hereto are hereby incorporated herein by this reference. All capitalized terms used herein that are not specifically defined herein shall have the meanings set forth on the Lease Schedule. The Tenant and the Landlord are collectively referred to herein as the “Parties”.

2. AGREEMENT TO LEASE. Upon the terms and conditions set forth herein, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises and any and all fixtures, machinery, equipment and personal property (collectively, the “Landlord Fixtures and Personal Property”) owned or leased by Landlord, used in connection with the operation, maintenance and/or repair of the Facilities as of the Commencement Date and located on the Premises.

3. LEASE TERM. Unless sooner terminated or extended pursuant to the terms hereof, the term of this Lease (the “Term”) shall commence as of the Commencement Date and shall end on the respective Termination Date with respect to each Facility. The “Termination Date” with respect to each Facility is the date, after the Target End Date, that is ninety (90) days after Tenant notifies Landlord in writing that this Lease will terminate with respect to such Facility, provided that the Termination Date shall not be later than (a) December 31, 2013 with respect to the Longer Term Facilities or (b) the date that is twenty-four (24) months after the Target End Date with respect to any other Facility; provided that if this Lease terminates (whether pursuant to Section 17.2 hereof or otherwise) (x) prior to December 31, 2013, with respect to any Longer Term Facility or (y) prior to the date that is twenty-four (24) months after the Target End Date, with respect to any other Facility, then, in the case of clause (x) or (y), the Termination Date for such Facility shall be the date on which this Lease so terminates.

4. RENTAL PAYMENTS.

4.1 Rent. During a Production Period with respect to each Facility, Tenant shall pay to Landlord annual base rent equal to One Dollar ($1.00) per useable square foot, as set forth in Exhibit C (the “Rent”), in monthly installments, on or before the first day of each calendar month during the Term hereof. Rent shall be paid to Landlord at Landlord’s Address (as defined in the Lease Schedule) and Rent for any partial months shall be prorated based on the total number of days in that month. Landlord and Tenant hereby stipulate that the useable square footage with respect to each Facility is set forth on Exhibit A, provided that

Landlord and Tenant hereby acknowledge that Tenant leases and is obligated to pay expenses associated with the entirety of each Facility during the Term, each in accordance with the terms of this Lease. All payments by Tenant shall be made in lawful money of the United States. Commencing on the first day of the Idling Period with respect to each Facility and continuing for twelve (12) months thereafter, Tenant shall have no further obligation to pay Rent allocable to such Facility, but Tenant shall be obligated to pay all other amounts payable hereunder with respect to such Facility other than taxes on Landlord Fixtures and Personal Property located on such Facility through the Termination Date. Notwithstanding the foregoing, if Tenant has not surrendered a Facility within twelve (12) months after the commencement of the Idling Period with respect to such Facility, Tenant shall thereafter resume paying Rent on a monthly basis from and after such date, provided that the monthly amount payable during such period shall be equal to fifty percent (50%) of the monthly Rent due in the month in which the Production Period ended, plus all other amounts due and payable hereunder with respect to such Facility through the Termination Date with respect to such Facility.

4.2 Utilities and Services. From and after the Commencement Date, Tenant shall promptly pay for all utilities and other services (including, but not limited to, water, site coordination, management and oversight, security, sewage service charges, garbage or trash removal, fuels, including natural gas, and electricity, including electricity for any heating, ventilating and air conditioning in the Premises) furnished to and or used in or at the Premises for any purpose. Notwithstanding the foregoing, to the extent such utilities or services are provided to a Facility pursuant to an agreement to which Landlord (as opposed to Tenant) is a party, Landlord shall deliver to Tenant upon receipt any invoices it receives for such services provided to such Facility after the Commencement Date and Tenant shall pay such invoice on or before the due date thereof.

4.3 Interest on Late Payments. In the event that Tenant fails to pay Rent or any other sum due under any provisions of this Lease when due, and such amount is not paid within fifteen (15) business days after the date on which Rent or such other sum is due as herein provided, then such sum shall bear interest thereafter, without prejudice to and in addition to any other remedy available to the Landlord under this Lease or at law, at a rate equal to, on any date, the sum of (i) the average (rounded to the nearest 1/16th of one percent) of the London Interbank Offered Rates for three-month United States dollar-denominated deposits, as published in the Wall Street Journal on such date and (ii) 500 basis points, but in no event greater than the maximum rate then permitted under applicable law (the “Default Rate”).

5. USE. Tenant may use the Premises in the manner in which the Premises were used by General Motors Corporation prior to the Commencement Date, for any uses associated with the winddown of production on the Premises, and for any other uses incidental thereto. Tenant may not use the Premises for any other use unless such use is consented to in writing by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall comply in all material respects with all laws, regulations and other governmental requirements relating to its use and occupancy of the Premises, provided that, notwithstanding the foregoing, Tenant shall not be obligated to cure any such violations or conditions in existence on the Commencement Date, which shall remain the obligation of Landlord, and Tenant may contest any alleged violation of laws, regulations and other government regulations so long as the Tenant, in good faith and with due diligence, contests the same or the validity thereof by appropriate legal proceeding and provided that upon final adjudication of such proceeding Tenant shall immediately pay any amounts due or comply therewith. During the Term, Landlord may enter upon the Premises to remove any fixtures, machinery, equipment and personal property that are owned or leased by Landlord and not used by Tenant, provided that Landlord shall (i) notify Tenant not less than three (3) business days prior to such entry, (ii) not unreasonably interfere with Tenant’s operations or removal of Tenant’s Trade Fixtures and Personal Property on the Premises and must be accompanied by a representative of Tenant made available by Tenant, and (iii) provide Tenant a list of items Landlord intends to remove from the Premises. Upon expiration of a Production Period with respect to any Facility, Landlord may enter upon such Facility and remove any Landlord Fixtures and Personal Property, provided that Landlord satisfies conditions (i)-(iii) in the previous sentence.

6. TAXES. All real property taxes or special improvement taxes payable against the Premises, all property taxes levied or assessed against the Landlord Fixtures and Personal Property (but only during the Production Period with respect to each Facility), and all property taxes levied or assessed against the Tenant Trade Fixtures and Personal Property (including all penalties and interest thereon), which may be assessed, levied, imposed upon the same, or any use or occupancy of the Premises, for any period within the Term of this Lease, shall be paid by Tenant, before they become delinquent. Landlord shall deliver copies of all tax bills it receives to Tenant within ten (10) business days after receipt thereof. Tenant shall deliver to Landlord duplicate receipts and canceled checks or photocopies thereof showing the payments of all such taxes and assessments, within thirty (30) days after respective payments evidenced thereby, but in no event after any such payment is required to be made hereunder. Provided no Event of Default shall have occurred and be continuing hereunder, Tenant may contest any tax or assessment upon or against the Premises, or any part thereof, or the improvements at any time situated thereon, so long as the Tenant shall, in good faith and with due diligence, contest the same or the validity thereof by appropriate legal proceeding which shall have the effect of preventing the collection of the tax or assessment so contested, and provided that upon final adjudication of such proceeding Tenant shall immediately pay any amounts due. The obligations of Tenant under this provision shall survive the expiration or termination of the Lease.

7. CONDITION OF PREMISES. Tenant acknowledges that it accepts the Premises and the Landlord Fixtures and Personal Property in their “As-Is” condition on the Commencement Date. Except as expressly set forth herein, Tenant enters into this Lease without any representations or warranties on the part of Landlord, express or implied, as to the condition of the Premises or the Landlord Fixtures and Personal Property, including, but not limited to, the cost of operations and the condition of its fixtures, improvements and systems.

8. MAINTENANCE.

8.1 Capital Repairs. Neither Landlord nor Tenant shall be required to make any extraordinary or capital repairs to or replacements of the Facilities or the Landlord Fixtures and Personal Property, provided that Tenant shall be obligated to make capital repairs to the Facilities necessary to comply with Tenant’s obligations under Section 8.2 below, provided the aggregate cost of any such capital repairs made by Tenant at each Facility during the Term shall not exceed $100,000 in the aggregate unless Tenant elects in its sole discretion to do so. In the event either Landlord or Tenant elect in its sole discretion to make any extraordinary or capital repairs or replacements, such work shall be commenced and completed in accordance with applicable laws, in a workmanlike manner using materials of a good quality and, as to Landlord, in a manner which does not unreasonably disrupt or interfere with the business activities of Tenant. If Tenant elects to make any capital repairs to or replacements of any of the Facilities or any of the Landlord Fixtures and Personal Property, Tenant may remove equipment or other personal property installed or purchased by Tenant in connection therewith upon expiration of the Term with respect to any Facility, provided that any such removal shall be performed in accordance with Section 15 hereof.

8.2 Tenant’s Maintenance. Subject to the limitations set forth in Section 8.1 hereof, during the Production Period, Tenant shall keep and maintain the Landlord Fixtures and Personal Property and the Facilities, including all structural components, exterior doors and windows, and all interior and exterior load-bearing walls, underground utility and sewer pipes, driveways, parking lots, fire protection sprinkler system and all interior and exterior painting, interior plumbing, heating, air conditioning, ventilation, electrical, interior walls, ceilings, floors, windows, doors, sidewalks, and landscaping (including performing snow removal), in substantially the order, repair and working condition in which the Improvements are in as of the Commencement Date, subject to reasonable wear and tear and damage from fire, any other casualty or condemnation and/or any damage to the Landlord Fixtures and Personal Property caused by Landlord and/or its agents, employees, contractors or representatives. All such work shall be commenced and completed in accordance with applicable laws, in a workmanlike manner using materials of a good quality. During the Idling Period, Tenant’s obligations with respect to the maintenance of the Landlord Fixtures and Personal Property and the Facilities shall be governed by Section 15 hereof.

9. ASSIGNMENT AND SUBLETTING.

9.1 By Tenant. Subject to the terms of this Section 9, this Lease shall not be assigned by Tenant to any other party, and Tenant shall have no right to sublet the Premises or any part thereof or otherwise permit all or any portion of the Premises to be occupied by any party other than Tenant or Tenant’s affiliates (collectively or individually, a “Transfer”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In no event shall Landlord be entitled to recapture the Premises in connection with a request that Landlord consent to a Transfer. Notwithstanding the foregoing, Tenant may, without Landlord’s consent, assign this Lease or sublease or permit occupancy of all or any portion of Premises to any business entities directly or indirectly, controlling, controlled by or under common control with Tenant, or to successors to Tenant by merger, consolidation, reorganization, conversion or purchase of Tenant (which shall include, without limitation, the transfer of the voting stock of Tenant or other change in control of Tenant and the conversion of Tenant to a Delaware limited liability company), or to a purchaser of all or substantially all of the assets of Tenant (each a “Permitted Transfer”). In the case of any assignment of this Lease constituting a Permitted Transfer or any other assignment of this Lease to which Landlord consents, Tenant shall not be relieved from any obligations that accrue under this Lease from and after the date of such Permitted Transfer or other assignment of this Lease unless (i) Landlord is reasonably satisfied that such assignee has the financial ability to fulfill all of the Tenant’s obligations hereunder, and (ii) the assignee assumes all of Tenant’s obligations under this Lease from and after the date of the Permitted Transfer or other assignment and agrees to be bound by all of the terms, covenants and conditions of this Lease. Any attempted assignment or sublease contrary to the terms and provisions of this Section 9.1 shall be void and of no force and effect. Tenant may collaterally assign its interest under this Lease on terms reasonably satisfactory to Landlord, including, without limitation, the right of Landlord to notice of and to cure any default by Tenant under such collateral assignment.

10. LANDLORD’S TITLE AND QUIET ENJOYMENT. Landlord represents and warrants that Landlord owns fee simple title to the Premises and has full right and authority to make this Lease. Landlord covenants that so long as an Event of Default does not then exist, Tenant shall have quiet and peaceful possession and enjoyment of the Premises and shall not be interfered with by Landlord, or any party claiming by, through or under Landlord or any party claiming title superior to Landlord.

11. ALTERATIONS AND IMPROVEMENTS; LIENS.

11.1 Alterations, Additions and Improvements. Tenant shall not make any structural alterations, additions or improvements to the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant may, at its own expense and without Landlord’s consent, make any non-structural alterations and improvements to the Premises which Tenant deems desirable. All such alterations, additions and improvements shall be made in a workmanlike manner in accordance with all applicable laws and ordinances. At the expiration or sooner termination of the Lease, Landlord agrees to accept the Premises with all alterations, additions and improvements made by Tenant, which alterations, additions and improvements shall thereafter become Landlord’s property, and Tenant shall not be required to restore the Premises to the condition existing prior to the making of such alterations, additions and improvements at the commencement of the Term; provided, however, at Tenant’s option, Tenant may remove any such alterations or improvements made by Tenant in accordance with Section 15 hereof.

11.2 Liens. Tenant shall not permit the Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of Tenant; provided, however, that Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien, and Tenant shall not be deemed in default hereunder as a result of such lien so long as Tenant is so contesting such lien; provided, in case of any such lien attaching, or notice or claim thereof being asserted during any period of time in which Landlord has entered into a contract to sell the applicable Facility, as a condition precedent to the right to contest, Tenant shall bond over or otherwise provide security (as permitted by applicable law in such proceeding), the effect of which is to prevent such lien from attaching to Landlord’s title in the Premises and any proceeds accruing from the sale thereof. Subject to Tenant’s right of contest, in the event that such lien is not released, removed, or bonded over when required in this Section 11.2, Landlord, at its option, may take all action Landlord deems reasonable or necessary to release and remove such lien (without any duty to investigate the validity thereof) and Tenant shall, within ten (10) days following demand, either before or after such release and removal, pay or reimburse Landlord for all reasonable sums, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) incurred by Landlord in connection with removal of such lien together with interest thereon from the date incurred until the date paid at the Default Rate. The obligations of Tenant under the provisions of this Section 11.2 shall survive the expiration or termination of this Lease.

12. TENANT TRADE FIXTURES AND PERSONAL PROPERTY. Tenant currently owns certain trade fixtures, machinery, equipment, all inventories of vehicles, raw materials, work-in-progress, finished goods, supplies, stock, parts, packaging materials and other accessories thereto, and other personal property located on the Premises and Tenant may during the Term install in or on the Premises other trade fixtures, machinery, equipment and personal property (collectively, the “Tenant Trade Fixtures and Personal Property”) as Tenant deems desirable, and all of the Tenant Trade Fixtures and Personal Property shall remain Tenant’s property whether or not affixed or attached to the Premises. Tenant may, but shall not be required to, remove the Tenant Trade Fixtures and Personal Property from the Premises at any time during the Term, provided that any such removal by Tenant shall be performed in accordance with Section 15 hereof.

13. INSURANCE.

13.1 Tenant’s Insurance. Throughout the Term, Tenant shall maintain insurance insuring:

(a) The Building and any other Improvements at any time situated upon the Premises against loss or damage by fire, lightning, wind storm, hail storm, aircraft, vehicles, smoke, explosion, riot or civil commotion as provided by the Standard Fire and Extended Coverage Policy and all other risks of direct physical loss as insured against under Special Form (“all risk” coverage). The insurance coverage shall be for not less than 100% of the full replacement cost of the Building and other Improvements and building ordinance coverage. Landlord shall be named as loss payee insured and all proceeds of insurance shall be payable to Landlord.

(b) Tenant, Landlord (as an “additional insured”), and any mortgagee of Landlord of which Tenant is given written notice, from all claims, demands or actions made by or on behalf of any person or persons, firm or corporation and arising from, related to or connected with the Premises, for bodily injury to or personal injury to or death of any person, or more than one person, or for damage to property in an amount of not less than $2,000,000.00 combined single limit per occurrence/aggregate, and Tenant shall carry excess liability insurance coverage in an amount not less than $8,000,000.00.

(c) All contents and trade fixtures, furniture and furnishings in the Premises to the extent of at least ninety percent (90%) of their replacement cost under Standard Fire and Extended Coverage Policy and all other risks of direct physical loss as insured against under Special Form (“all risk”) coverage.

13.2 Form of Insurance. All of said insurance required of Tenant by this Section 13 shall be in form and with companies licensed in the state in which the Premises is located, and shall be AM Best’s rated A- and class VII or better, and shall provide that the same shall not be subject to cancellation or termination except after at least ten (10) days prior written notice to Landlord. Certificates of the insurance policies required to be carried hereunder shall be deposited with the Landlord at the Commencement Date and from time to time, together with copies of the policies, upon request of the Landlord. Any insurance required of Tenant under this Lease may be furnished under a blanket policy carried by Tenant. Notwithstanding anything in this Lease to the contrary, Tenant may self-insure any or all of its insurance obligations under this Lease, provided that Tenant shall pay Landlord an amount equal to the insurance proceeds to which Landlord would be entitled under Section 14 of this Lease if Tenant had not self-insured.

13.3 Mutual Waiver. Landlord and Tenant hereby waive all claims and rights of recovery against the other and their respective officers, directors, employees, agents and representatives for any loss or damage to their respective properties or interests, which loss is insured against, or required to be insured against, by Landlord or Tenant (as applicable) pursuant to this Section 13, regardless of fault or negligence and regardless of the amount of insurance proceeds collected or collectible under any insurance policies in effect, and Landlord and Tenant each represent and warrant to the other that all such policies permit such waiver and contain, and will contain, enforceable waiver of subrogation endorsements.

14. DAMAGE AND CONDEMNATION.

14.1 Damage or Destruction. In the event of damage to, or destruction of, any Building, or any of the other Improvements or access thereto (a “Casualty”) with respect to a Facility, Landlord, at its sole cost and expense (except with respect to insurance proceeds), shall repair, restore or rebuild the same to the condition existing prior to the happening of such Casualty, and Tenant shall make available to Landlord for such purpose the proceeds of the insurance it maintains pursuant to Section 13.1(a), provided that Landlord shall only be required to repair, restore or rebuild any Facility under this Section 14.1 to the extent insurance proceeds are available to do so. Notwithstanding anything to the contrary contained herein, in the event of a Casualty, either party shall have the right to terminate this Lease with respect to the Facility affected by the Casualty, effective on the date of such Casualty (each, a “Casualty Termination Date”), by giving written notice thereof to the other party within thirty (30) days after the Casualty (a “Casualty Notice”). If Landlord is the party that issues a Casualty Notice, Tenant may nullify such Casualty Notice by giving notice to Landlord of such nullification within thirty (30) days after Landlord furnishes its Casualty Notice and, in any such case, this Lease shall not terminate with respect to the affected Facility; provided, however, that, in such case, Landlord shall have no further obligations under this Lease with respect to the restoration of the affected Facility, and Tenant shall pay all costs incurred to restore the affected Facility (using the insurance proceeds received by Landlord and/or Tenant in connection with such Casualty). On a Casualty Termination Date, the Facility identified in the applicable Casualty Notice shall be deemed to have been removed from Exhibit A and shall no longer constitute a portion of the Premises, this Lease shall terminate with respect to such Facility, and Landlord and Tenant shall have no further obligations hereunder with respect to such Facility, including, without limitation, the payment of Rent allocable to such Facility, except any obligations hereunder that expressly survive termination of this Lease. Notwithstanding the foregoing, from and after a Casualty Termination Date, this Lease shall remain in full force and effect with respect to the then-remaining portion of the Premises. If neither party terminates this Lease, during the period of repair by Landlord and for a period of ninety (90) days following the completion of Landlord’s restoration, the Rent allocable to the applicable Facility shall be reduced to an amount which bears the same ratio as the portion of the Facility then available for use bears to the entire Facility.

14.2 Condemnation.

(a) Taking of Whole. If the whole of the Premises or of any Facility shall be taken or condemned for a public or quasi public use or purpose by a competent authority, or if such a portion of the Premises or any Facility shall be so taken that, in Tenant’s sole discretion, Tenant concludes that as a result thereof the balance cannot be used for the same purpose and with substantially the same utility to Tenant as immediately prior to such taking (each, a “Taking”), then, as applicable, (i) the Lease shall terminate with respect to a Taking of the Premises or (ii) the Lease shall terminate only as to the particular Facility subject to a Taking, in either such case upon delivery of possession of the Premises to the condemning authority, and any award, compensation or damages (hereinafter sometimes called the “Award”) shall be paid to and be the sole property of Landlord. Tenant shall have the right to make its own claim for any separate award that may be made by the condemning authority on account of any costs or loss Tenant may sustain in the removal of Tenant Trade Fixtures and Personal Property.

(b) Partial Taking. If only a part of any Facility shall be subject to a Taking, but the Lease is not terminated pursuant to Section 14.2(a) hereof, Tenant shall promptly repair and restore the Facility and all applicable Improvements to a condition that enables Tenant to continue its operations at the Facility and the Rent allocable to such Facility will be adjusted accordingly on a per square foot basis. In such case, Tenant shall have the right to use the Award to make such repairs and improvements to the Facility that are necessary to enable Tenant to continue its operations at the Facility.

(c) Partial Termination. If the Lease is terminated with respect to less than the entire Premises in accordance with Section 14.2(a), on the termination date set forth in such Section, the applicable Facility shall be deemed to have been removed from Exhibit A and shall no longer constitute a portion of the Premises and Landlord and Tenant shall have no further obligations hereunder with respect to such Facility, including, without limitation, the payment of Rent allocable to such Facility, except any obligations hereunder that expressly survive termination of this Lease. Notwithstanding the foregoing, from and after such applicable termination date, this Lease shall remain in full force and effect with respect to the then-remaining portion of the Premises.

15. RETURN OF PREMISES; FACILITY IDLING PROCESS.

(a) Facility Idling Process. The parties acknowledge that Landlord and Tenant have entered into that certain Transition Services Agreement dated as of the date hereof (the “Transition Services Agreement”). The parties have agreed that, from and after the expiration of the Production Period for each Facility, such Facility shall be shut down and idled pursuant to and in accordance with the terms, conditions, specifications and limitations of the Transition Services Agreement (the “Facility Idling Process”). Accordingly, from and after the expiration of the Production Period for each Facility, the Transition Services Agreement shall govern Landlord’s and Tenant’s rights and obligations relating to the

Facility Idling Process for such Facility (other than the payment obligations with respect to such Facility during an Idling Period as set forth in Section 4.1 hereof) and that each Facility and the Landlord Fixtures and Personal Property located in each Facility will be returned to Landlord upon the expiration of Term in the condition contemplated by the Facilities Idling Process; provided, however, that to the extent any provisions of the Transition Services Agreement are inconsistent with or conflict with the terms and conditions of Section 18 of this Lease, the terms and conditions of Section 18 of this Lease shall govern and control.

(b) Removal of Tenant’s Property. From and after the expiration of the Production Period for each Facility, Tenant shall remove any Tenant Trade Fixtures and Personal Property that were not removed from such Facility prior to the expiration of the Production Period for such Facility. Tenant shall make repairs necessitated by any removal of Tenant Trade Fixtures and Personal Property to the extent such repairs would be required by the Facility Idling Process. Any Tenant Trade Fixtures and Personal Property not removed from a Facility by Tenant on or before the Termination Date with respect to such Facility shall thereafter be deemed to be abandoned, and Landlord may, at Landlord’s election, (i) accept the same, or (ii) remove and dispose of the same at Tenant’s cost; provided that Tenant shall receive a credit against such costs for any amount Landlord receives in connection with the sale or other disposition of such Tenant Trade Fixtures and Personal Property. If Landlord elects to accept the same, this Lease shall serve as a bill of sale for such Tenant Trade Fixtures and Personal Property that are not removed from any Facility by Tenant.

16. HOLDOVER. Should Tenant (or any party claiming by, through or under Tenant) continue to occupy a Facility after the Termination Date with respect to such Facility, Tenant shall be deemed to be a tenant at sufferance as to such Facility and Tenant shall pay to Landlord the Holdover Rent plus all other amounts payable under this Lease (including operating costs on an accrual basis as set forth in this Lease), and Tenant shall perform all of its obligations hereunder in accordance with the terms hereof (other than payment of Rent), with respect to the applicable Facility from and after the Termination Date with respect to the applicable Facility through the date Tenant vacates such Facility. The term “Holdover Rent” shall mean monthly rent in an amount equal to (a) one hundred fifty percent (150%) of the Rent set forth on Exhibit C with respect to such Facility for the period commencing on the day after the Termination Date with respect to such Facility and continuing for the next twelve (12) months thereafter and (b) two hundred percent (200%) of the Rent set forth on Exhibit C with respect to such Facility from and after the twelve (12) month period described in subsection (a), provided that Tenant shall have no further obligation to pay Holdover Rent to Landlord or other amounts payable under this Lease (including, without limitation, Section 4.2 and Section 6 hereof) to the extent the obligation to pay Holdover Rent or such other amounts with respect to such Facility first accrues with respect to such Facility from and after the date on which Tenant surrenders any such Facility to Landlord. The obligation to pay Holdover Rent shall be without prejudice and in addition to any other rights and remedies Landlord may have under this Lease, including, without limitation, the right to recover possession of the applicable Facility.

17. EVENTS OF DEFAULT; REMEDIES.

17.1 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) If Tenant shall fail to pay any Rent or any other charge or sum to be paid by Tenant to Landlord when due in accordance with the terms of this Lease and such default shall continue for a period of fifteen (15) days after the date on which Rent is due or thirty (30) days after any other charge or sum to be paid by Tenant is due;

(b) If Tenant shall fail to keep or perform or abide by any other requirement, term, condition, covenant or agreement of this Lease and such default shall continue for a period of thirty (30) days after written notice to Tenant of such default, and, if more than thirty (30) days shall reasonably be required to correct the breach complained of in such notice, then if Tenant shall fail to commence promptly to correct such breach and prosecute the same to completion with reasonable diligence; provided, however, that in no event shall such period of cure extend beyond one hundred eighty (180) days in the aggregate;

(c) If Tenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Tenant asking reorganization of Tenant under the federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, and any such decree or judgment or order shall not have been vacated or set aside within one hundred twenty (120) days from the date of the entry or granting thereof;

(d) If Tenant shall file or admit the jurisdiction of the court and the material allegations contained in any petition in bankruptcy or any petition pursuant or purporting to be pursuant to the federal bankruptcy laws as now or hereafter amended;

(e) If Tenant shall institute any proceeding or shall give its consent to the institution of any proceedings for any relief of Tenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension;

(f) If Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Tenant; or a decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated or set aside within one hundred twenty (120) days from the date of entry or granting thereof; or

(g) If Tenant shall fail to obtain or maintain the insurance as required by Section 13 hereof, in the amounts required thereby, and under the conditions and terms as set forth in said Section 13.

17.2 Remedies. Upon the occurrence of any one or more Events of Default, Landlord may at its election:

(a) Terminate this Lease. Upon termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and hereby grants to Landlord the full and free right, in compliance with all applicable laws, to enter into and upon the Premises in such event with process of law and to repossess the Premises as Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or within the Premises without being deemed in any manner guilty of trespass, eviction, or forcible entry or detainer, and without relinquishing Landlord’s rights to Rent or any other right given to Landlord hereunder or by operation of law. Upon termination of the Lease, Landlord shall be entitled to recover as damages all Rent and other sums due and payable by Tenant to the date of termination; and/or

(b) Landlord may pursue any and all remedies available at law or in equity, including without limitation, the right to sue Tenant for any and all damages, losses and liabilities, and reasonable costs and expenses (including reasonable attorneys’ fees and court costs) incurred by or caused to Landlord arising out of or resulting from any act or omission of Tenant or any Event of Default by Tenant hereunder, and the right to sue for specific performance, and for injunctive relief but excluding for any Rent due following the date on which Tenant vacates the Premises.

17.3 Landlord Defaults. If Landlord defaults in the performance of any of its obligations, covenants and warranties hereunder and such default continues for a period of thirty (30) days after written notice thereof to Landlord (or in an emergency, Landlord shall fail to cure such default immediately), and if more than thirty (30) days shall reasonably be required to correct the breach complained of in such notice, then if Landlord shall fail to commence promptly to correct such breach and prosecute the same to completion with reasonable diligence not to exceed ninety (90) days, Tenant may, at its option and in addition to all other rights and remedies available to Tenant, cure the same on behalf of Landlord, in which event Tenant may deduct the cost of such cure from Rent next due hereunder, provided that if such Rent is insufficient to fully reimburse Tenant for such costs, any such deficiency (together with interest thereon at the Default Rate) shall be immediately due and payable by Landlord to Tenant upon written demand from Tenant, which demand shall be accompanied by invoices or receipts evidencing such costs.

17.4 Limitation on Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL TENANT OR LANDLORD BE LIABLE FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS LEASE (INCLUDING PURSUANT TO SECTION 16 HEREOF), REGARDLESS OF LEGAL THEORY, INCLUDING ANY SUCH DAMAGES OR LOSSES RESULTING FROM BUSINESS INTERRUPTION OR LOST PROFITS.

18. ENVIRONMENTAL.

18.1 Definitions. As used in this Section 18, the following terms shall have the following meanings:

(a) “Contamination” means the presence at the Premises, at a quantity or level which exceeds the amount that would require an investigation, clean up, or other response action under Environmental Law, of any Hazardous Material in surface water, groundwater, ambient air, or surface or subsurface soil.

(b) “Environmental Law” means any law in existence at the date hereof relating to the management or Release of, or exposure of humans to, any Hazardous Materials, pollution or the protection of human health and the environment, including surface water, groundwater, ambient air, surface or subsurface soil, natural resources or wildlife habitat.

(c) “Environmental Permits” means any consents, licenses, permits, or other approvals required by any governmental authority under Environmental Law.

(d) “Hazardous Materials” means any material or substance that is regulated, or can give rise to Liabilities or Losses, under an Environmental Law or a Permit issued pursuant to any Environmental Law, including any petroleum, petroleum-based or petroleum-derived product, polychlorinated biphenyls, asbestos-containing materials, lead, and any noxious, radioactive, flammable, corrosive or caustic compound (whether solid, liquid or gaseous).

(e) “Liabilities” means any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, fixed, absolute, contingent, determined or undeterminable, on or off-balance sheet or otherwise, or due or to become due, including Indebtedness and those arising under any law, claim, governmental order, contract or otherwise.

(f) “Losses” means any and all Liabilities, losses, damages, fines, amounts paid in settlement, penalties, costs and expenses (including reasonable and documented attorneys’, accountants’, technical consultants’, engineers’ and experts’ fees and expenses).

(g) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, discarding, burying, abandoning or disposing into the environment of Hazardous Materials that is prohibited under, or reasonably likely to result in a Liability under, any applicable Environmental Law.

18.2 Agreements regarding Environmental Matters. Landlord and Tenant hereby acknowledge that:

(a) except as provided in Section 18.2(e), the Landlord will retain all Liabilities for (i) all Contamination, including any Releases, in, at, on, under or emanating onto or from the Premises, regardless of when such Contamination may have occurred, and (ii) any on-going consequences or responsibilities relating to this Contamination;

(b) the Landlord will be responsible for managing and funding the liabilities referenced in Section 18.2(a); and

(c) the Tenant will only be responsible, as a short-term tenant, for compliance with applicable Environmental Laws and Environmental Permits directly related to its operations at the Premises.

(d) Landlord retains or shall assume any Liability, including responsibility for the investigation, clean up, or other response action required under Environmental Law, related to any Contamination, including the Release of Hazardous Materials, in, at, on, under or emanating onto or from the Premises which occurred prior to, on or after the Commencement Date. Except as provided by Section 18.2(e), (i) Landlord will take all actions required by or under any Environmental Law to address any Contamination in, at, on, under or emanating onto or from the Premises or other environmental conditions, matters, or issues, which, in each case may affect the Premises, and (ii), Landlord hereby forever waives, discharges and releases any claims or causes of action it has or may have against Tenant related to the existence or Release of Hazardous Materials in, at, on, under or emanating onto or from the Premises or other violation of Environmental Law prior to the Commencement Date, or on or after the Commencement Date.

(e) Tenant shall conduct its operations at the Premises in compliance with applicable Environmental Laws and any Environmental Permits required at the Premises. Tenant shall be responsible for (i) any fines or penalties resulting directly and exclusively from Tenant’s noncompliance with Environmental Laws or Environmental Permits at the Premises; and (ii) site specific environmental clean up costs or other costs incurred by Landlord that Landlord establishes arose directly and exclusively from Tenant’s operation, maintenance or repair of any Facility (“Additional Costs”). Further, Tenant will indemnify, defend and hold Landlord harmless from and against any and all fines or penalties to the extent exclusively and directly caused by Tenant’s noncompliance with Environmental Laws or Environmental Permits at the Premises and from all Additional Costs incurred by Landlord at the Facilities.

(f) Landlord will promptly notify Tenant (and, if in writing, provide copies) of any governmental or third-party filings, notices, or communications concerning the Premises, any adjacent parcel, or other nearby real property of which Landlord has knowledge related in any way to any Contamination, environmental conditions, matters, or issues. Landlord will also notify the Tenant of any Release or threatened Release of any Hazardous Materials of which Landlord has knowledge that occurs in, at, on, under or emanates from the Premises or any adjacent parcel to the Premises after the Commencement Date and which is not caused exclusively and directly by the Tenant’s activity on the Premises.

(g) Tenant will promptly notify the Landlord (and, if in writing, provide copies) of any governmental or third-party filings, notices, or communications concerning the Premises which relate in any way to any Contamination, environmental conditions, matters, or issues in connection with the Premises of which Tenant has knowledge. Tenant will also promptly notify Landlord of any Release or threatened Release of any Hazardous Materials which occurs in, at, on, under or emanates from the Premises, and which are caused exclusively and directly by the Tenant’s current activities on the Premises. Other than providing Landlord with the notices provided for in this Section 18.2(g) and as provided in Section 18.2(e), Tenant will have no obligation to address, clean up, investigate, or otherwise respond to any Contamination on, at, in, under or emanating from the Premises, regardless of when such Contamination may have occurred.

(h) The obligations in this Section 18 shall survive the expiration or termination of this Lease and the occurrence and discharge of any other obligation in this Lease.

19. NOTICE. All notices or demands required or permitted to be given or served pursuant to this Lease shall be in writing and shall be deemed to have been given or served one (1) business day subsequent to transmittal by nationally recognized prepaid overnight courier, and addressed to Landlord at Landlord’s Address or to Tenant at Tenant’s Address (as set forth in the Lease Schedule). Such addresses may be changed from time to time by either party by serving notice as above provided. In no event shall personal delivery at the Premises be deemed an effective means of notice.

20. ENTRY UPON PREMISES. Landlord and Landlord’s representatives shall be permitted to enter the Premises at all reasonable times during usual business hours upon no less than forty-eight (48) hours’ prior notice to Tenant (except in case of emergency) for purposes of (i) performing such repairs, maintenance or replacements to be performed by Landlord pursuant to this Lease, (ii) exhibiting the Premises for sale or mortgage financing or, within the last six (6) months of the Term or during an Extended Term, to prospective tenants; and (iii) curing any Event of Default by Tenant under the terms of this Lease and during any such entry by Landlord or Landlord’s representatives (except in case of emergency), at Tenant’s option, a representative of Tenant shall accompany Landlord and/or Landlord’s representatives through the Premises at all times.

21. GENERAL PROVISIONS.

21.1 Brokerage. Landlord and Tenant each represents and warrants to the other that it has not engaged or dealt with any broker in this transaction. Landlord and Tenant each agree to indemnify and hold the other harmless from and against all liability, claims, demands, damages, or costs of any kind arising from or connected with any broker’s commission, finder’s fee, consulting fee or other charge claimed to be due any person or entity arising from the indemnifying party’s conduct with respect to this Lease.

21.2 Amendments. No amendment or modification of this Lease shall be effective unless in writing and executed by Landlord and Tenant.

21.3 Severability. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

21.4 Attorney’s Fees. In the event Landlord or Tenant is required to use the services of any attorney for the enforcement of any of the terms, covenants or provisions hereof or in the event of any other dispute between Landlord and Tenant concerning this Lease, the prevailing party shall be entitled to recover reasonable attorney’s fees and expenses from the non-prevailing party.

21.5 Time of Essence. Subject to Section 21.12 below, time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

21.6 Waiver. No waiver of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent or continuing breach of the same or any other provision. Landlord’s consent to or approval of any act by Tenant shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act.

21.7 Successors and Assigns. All of the covenants, conditions, and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, when permitted hereunder.

21.8 Governing Law. This Lease shall be construed in accordance with the laws of the state of Michigan, except that for purposes of enforcing or construing this Lease with respect to any Facility located outside the state of Michigan, the laws of the state in which such Facility is located shall apply in lieu of the laws of the state of Michigan.

21.9 Estoppel Agreements. Each of Tenant and Landlord agrees that from time to time within ten (10) business days after written request by the other party hereto, it will execute, acknowledge and deliver to the requesting party or to such other party as may be designated by the requesting party, a certificate stating that this Lease is then in full force and effect and has not been modified, supplemented or amended in any way, except as indicated in such certificate; that all conditions and agreements under this Lease to be performed by Landlord or Tenant, as applicable, have been satisfied or performed, except as set forth in such certificate; that, to such party’s knowledge, there are no existing defenses or offsets of Tenant, except as indicated in such certificate; that Tenant has not paid any rental more than one month in advance, except as indicated in such certificate; and that, to such party’s knowledge, the other party is not in default under any provisions of this Lease.

21.10 Subordination, Non-Disturbance Agreement. Prior to entering into any financing that encumbers any portion of the Premises, at Tenant’s request, Landlord agrees to deliver to Tenant a subordination, non-disturbance and attornment agreement with respect to such portion of the Premises executed by Landlord’s lender in a form reasonably acceptable to such lender and Tenant.

21.11 Intentionally Omitted.

21.12 Force Majeure. Neither Landlord nor Tenant shall be deemed in default with respect to any of the terms, covenants and conditions of this Lease to be performed on Landlord’s or Tenant’s part (other than the failure to make any payment due hereunder), if such party’s failure to timely perform same is due in whole or in part to any strike, lockout, labor trouble, civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, shortages, accidents, casualties, acts of God, acts caused directly by the other party hereto or such party’s agents, employees and invitees, or any other cause beyond the reasonable control of Landlord or Tenant, as applicable (collectively, “Force Majeure Events”). In the event of a Force Majeure Event, the period of performance shall be delayed one day for each day of delay caused by the applicable Force Majeure Event. The foregoing definition of Force Majeure Events shall apply only during the Term.

21.13 Consent. Any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed. Whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations (other than decisions to exercise expansion, contraction, cancellation, termination or extension options, or decisions which are specified herein to be in the sole discretion of the applicable party), Landlord and Tenant shall act reasonably and in good faith, and shall take no action that might result in the frustration of the reasonable expectations of a sophisticated tenant or landlord concerning the benefits to be enjoyed thereby.

21.14 Time Period for Payment. Any time this Lease requires a payment from Landlord to Tenant or from Tenant to Landlord, and no specific time period is set forth herein, such payment shall be deemed due within thirty (30) days after receipt by the paying party of a reasonably detailed, written invoice therefor.

21.15 Execution of Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises and this document shall become effective and binding only upon the execution and delivery hereof by Tenant and by Landlord. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein.

21.16 Counterparts. This Lease may be executed in one or more counterparts, and each such counterpart shall constitute an original.

21.17 Confidentiality. Except as may be required by filings with or orders by the Bankruptcy Court (defined below), each party acknowledges that it will have access to certain financial information of the other party (“Confidential Information”). Such Confidential Information shall not be released to the public and will be provided, subject to this paragraph, only to those parties who have a legitimate need for such Confidential Information, including accountants, lawyers, lenders, potential buyers, mortgagees and similar parties. Neither Landlord nor Tenant shall prepare or provide any materials with respect to this Lease for media distribution, whether it be: print, television, radio, internet or any other commercial distribution, without the approval of the other party. Landlord and Tenant may prepare any necessary documentation or agenda necessary to secure internal or public approval (if necessary) without said approval being required by the other party.

The following information shall not constitute Confidential Information for purposes of this Section 21.17:

(a) any information that is available, or becomes available, to the general public without fault of the non-disclosing party;

(b) any information that can be shown was in the possession of the non-disclosing party prior to receipt of the same from the disclosing party;

(c) any information that is obtained by the non-disclosing party without an obligation of confidence from a third party who is rightfully in possession of such information and is under no obligation of confidentiality to the disclosing party;

(d) any information that the non-disclosing party is legally required to disclose; or

(e) any information that is independently developed by the non-disclosing party without reference or access to the Confidential Information.

21.18 Jurisdiction for Dispute Resolution. (a) Without limiting any party’s right to appeal any order of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Lease and to decide any claims or disputes that may arise or result from, or be connected with, this Lease, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 19 hereof; provided, however, that if Landlord’s voluntary petition for relief under Chapter 11 of Title 11, U.S.C. §§101 et. seq. has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the federal courts in the Southern District of New York and the State of New York located in the Borough of Manhattan in the City of New York and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Lease in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 19.

21.19 Gender. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity entity of the person or entity may require.

22. WAIVER OF LANDLORD LIEN. Landlord hereby waives and releases all liens, right of distraint or security interests (whether arising by statute or at common law) in all property, chattels or merchandise which may be placed in the Premises and also upon all proceeds of insurance which may accrue to Tenant by reason of damage to or destruction of any such property, chattels or merchandise.

23. CONTRACTION RIGHT. Tenant shall have the continuing option (the “Contraction Right”) during the Term to reduce the Premises at any time during the Term by providing notice to Landlord that Tenant is exercising the Contraction Right (each, a “Contraction Notice”), provided that Tenant may only reduce the Premises by returning an entire Facility (as hereinafter defined) to Landlord and not a portion of a Facility. The Contraction Notice shall include (a) the date on which Tenant shall return the Facility to Landlord, which date shall be not less than ninety (90) days after delivery of such notice (each, a “Contraction Date”) and (b) the identification of the Facility to be returned to Landlord on or before the Contraction Date. Tenant shall deliver the Facility to Landlord on or before the respective Contraction Date in accordance with Section 15 hereof in the same condition as if the Contraction Date were the original date set forth in this Lease for expiration of the Term with respect to the applicable Facility. On a Contraction Date, the Facility identified in the applicable Contraction Notice shall be deemed to have been removed from Exhibit A and shall no longer constitute a portion of the Premises, this Lease shall terminate with respect to such Facility, and Landlord and Tenant shall have no further obligations hereunder with respect to such Facility, including, without limitation, the payment of Rent allocable to such Facility, except any obligations hereunder that expressly survive termination of this Lease. Notwithstanding the foregoing, following a Contraction Date, this Lease shall remain in full force and effect with respect to the then-remaining portion of the Premises.

24. TENANT’S LIABILITY. The Surviving Obligations (as hereinafter defined) shall expire with respect to a Facility on the fifth anniversary of the Termination Date with respect to such Facility except regarding a Surviving Obligation with respect to which Landlord has commenced litigation against Tenant prior to the fifth anniversary of the Termination Date with respect to such Facility and then only until a non-appealable judicial determination has been made or, if applicable, until Landlord has executed a judgment obtained in such litigation. As used herein, the term “Surviving Obligations” shall mean (i) the obligations of Tenant that expressly or by their nature survive the expiration or termination of this Lease and (ii) to the extent not included in clause (i) above, Tenant’s obligations to pay Rent and other amounts and perform obligations which, in each case, accrue under this Lease with respect to any Facility prior the date Tenant delivers possession of such Facility to Landlord. For avoidance of doubt, Landlord’s right to recover damages from Tenant and/or pursue any or all other remedies described in described in Section 17.2 hereof shall not be extinguished as a result of the expiration or termination of this Lease as to any Facility, and such rights and remedies and Tenant’s liability therefor shall constitute “Surviving Obligations” for all purposes of this Lease.

25. PURCHASE OPTION. At any time prior to the Target End Date with respect to the Pontiac North Facility (as such term is defined in Exhibit A), Tenant may elect to purchase the Pontiac North Facility by providing written notice to Landlord of such election. Within a reasonable time following delivery of such notice to Landlord, Landlord shall convey the Pontiac North Facility to Tenant by a quitclaim deed for One Dollar ($1.00) in stated consideration and this Lease shall terminate with respect to the Pontiac North Facility upon such conveyance, provided that this Lease shall remain in full force and effect with the remainder of Premises. For avoidance of doubt, the purchase option described in this Section 25 shall apply only to the Pontiac North Facility and shall not apply to any other Facility.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Lease by and through their corporate officers thereunto duly authorized, the day and year first above written.

TENANT:

GENERAL MOTORS COMPANY, a Delaware corporation

By:	/s/ David Markowitz
Name:	David Markowitz
Title:	President and Secretary

LANDLORD:

GENERAL MOTORS CORPORATION, a Delaware corporation

By:	/s/ John K. Blanchard
Name:	John K. Blanchard
Title:	Executive Director, GM Worldwide Real Estate

SIGNATURE PAGE TO MASTER LEASE AGREEMENT (EXCLUDED MANUFACTURING ASSETS)

Exhibit A

Common Addresses of Premises

FACILITY	USEABLE SQUARE FOOTAGE
1. Stamping - Indianapolis, 340 White River Parkway West Drive South 50, Indianapolis, IN 46206	2,111,172

2. GMPT - Flint North #5/#10/#81, 902 E Hamilton Avenue, Flint, MI 48550	2,001,070

3. GMPT - Livonia, 12200 Middlebelt, Livonia, MI 48150	1,178,729

4. GMVM - Pontiac Assembly, 2100 S Opdyke Road, Pontiac, MI 48341	3,378,106

5. Stamping - Pontiac North Campus, 220 East Columbia, Pontiac, MI 48340 (excluding Plant 14) (“Pontiac North Facility”)	1,464,846

6. Stamping - Mansfield, 2525 West Fourth Street, PO Box 2567 - 44906, Mansfield, OH 44906-1269 (the “Mansfield Facility”)	2,753,195

7. GMPT - Parma Complex, 5400 Chevrolet Boulevard, PO Box 30098, Parma, OH, 44130	579,544

8. GMPT - Fredericksburg, 11032 Tidewater Trail, Fredericksburg, VA, 22408	280,043

9. GMPT - Willow Run, 2930 Ecorse Road, Ypsilanti, MI 48198	4,723,313

10. Stamping - Grand Rapids, 300 36th Street SW, Wyoming, MI 49548 (the “Grand Rapids Facility”)	2,324,628

11. GMVM - Shreveport Assembly (excluding Stamping), 7600 General Motors Blvd., Shreveport, LA	2,768,105

12. Stamping - Shreveport, 7600 General Motors Blvd., Shreveport, LA	867,040

13. GMVM - Wilmington Assembly, 801 Boxwood Road, Wilmington, DE	2,836,064

TOTAL:	27,265,855

EXHIBIT A TO MASTER LEASE AGREEMENT (EXCLUDED MANUFACTURING ASSETS)

Exhibit B

Target End Dates

FACILITY	TARGET END DATE
1. Stamping - Indianapolis, 340 White River Parkway West Drive South 50, Indianapolis, IN 46206	12/31/2011

2. GMPT - Flint North #5/#10/#81, 902 E Hamilton Avenue, Flint, MI 48550	12/31/2010

3. GMPT - Livonia, 12200 Middlebelt, Livonia, MI 48150	6/30/2010

4. GMVM - Pontiac Assembly, 2100 S Opdyke Road, Pontiac, MI 48341	10/31/2009

5. Pontiac North Facility	12/31/2010

6. Mansfield Facility	6/30/2010

7. GMPT - Parma Complex, 5400 Chevrolet Boulevard, PO Box 30098, Parma OH, 44130	12/31/2010

8. GMPT - Fredericksburg, 11032 Tidewater Trail, Fredericksburg, VA 22408	12/31/2010

9. GMPT - Willow Run, 2930 Ecorse Road, Ypsilanti, MI	12/31/2010

10. Grand Rapids Facility	12/31/2009

11. GMVM - Shreveport Assembly (excluding Stamping), 7600 General Motors Blvd., Shreveport, LA	6/30/2012

12. Stamping - Shreveport, 7600 General Motors Blvd., Shreveport, LA	6/30/2012

13. GMVM - Wilmington Assembly, 801 Boxwood Road, Wilmington, DE	7/31/2009

EXHIBIT B TO MASTER LEASE AGREEMENT (EXCLUDED MANUFACTURING ASSETS)

Exhibit C

Rent

FACILITY	RENT PER ANNUM
1. Stamping - Indianapolis, 340 White River Parkway West Drive South 50, Indianapolis, IN 46206	$2,111,172

2. GMPT - Flint North #5/#10/#81, 902 E Hamilton Avenue, Flint, MI 48550	$2,001,070

3. GMPT - Livonia, 12200 Middlebelt, Livonia, MI 48150	$1,178,729

4. GMVM - Pontiac Assembly, 2100 S Opdyke Road, Pontiac, MI 48341	$3,378,106

5. Pontiac North Facility	$1,464,846

6. Mansfield Facility	$2,753,195

7. GMPT - Parma Complex, 5400 Chevrolet Boulevard, PO Box 30098, Parma, OH, 44130	$579,544

8. GMPT - Fredericksburg, 11032 Tidewater Trail, Fredericksburg, VA, 22408	$280,043

9. GMPT - Willow Run, 2930 Ecorse Road, Ypsilanti, MI 48198	$4,723,313

10. Grand Rapids Facility	$2,324,628

11. GMVM - Shreveport Assembly (excluding Stamping), 7600 General Motors Blvd., Shreveport, LA	$2,768,105

12. Stamping - Shreveport, 7600 General Motors Blvd., Shreveport, LA	$867,040

13. GMVM - Wilmington Assembly, 801 Boxwood Road, Wilmington, DE	$2,836,064

TOTAL:	$27,265,855

EXHIBIT C TO MASTER LEASE AGREEMENT (EXCLUDED MANUFACTURING ASSETS)